Exhibit 99.1

CHARLES MCLENDON APPOINTED PRESIDENT
OF PRIMUS ASSET MANAGEMENT

Will Lead Asset Management Business

Hamilton, Bermuda, March 7, 2006 — Primus Guaranty, Ltd. (NYSE: PRS), a leader in key segments of the credit risk transfer market, today announced that Charles McLendon has joined the company as President of Primus Asset Management.

In this newly created position, Mr. McLendon will oversee and drive the build out of the company’s asset management business. Mr. McLendon will report to Thomas Jasper, chief executive officer of Primus Guaranty, and will serve as a member of the company’s management committee.

‘‘Building our asset management business is an important element in our corporate growth strategy,’’ said Mr. Jasper. ‘‘It complements our core business of selling credit protection. In addition, it provides us with the opportunity to leverage our expertise and operating platform to capture additional opportunities in the credit markets, diversify our revenue base and earn attractive returns.’’

‘‘I’m delighted that Charley has joined our company to lead this effort. He brings substantial financial industry experience and a proven track record in growing and managing structured credit and swaps businesses.’’

During his 20-year career, Mr. McLendon has held a number of senior positions in the structured credit and swaps businesses. Most recently, he was Global Head, Investment Grade Group, at Bank of America, with responsibility for all investment grade sales, trading and syndicate activities. This included corporate bond, credit derivatives, and structured credit products, as well as internally and externally managed structured credit investment vehicles. During his seven years at Bank of America, Mr. McLendon’s other positions included Head of Global Structured Products and Head of Structured Credit Products, roles that included responsibility for the bank’s structured credit, CDO, tax, and pension/insurance products.

Prior to Bank of America, Mr. McLendon worked for Union Bank of Switzerland, where he was co-head of credit and interest rate swaps marketing to financial institutions. Earlier, he held positions at General Re Financial Products and Bankers Trust. Mr. McLendon holds a B.A. from the University of North Carolina and an MBA from the University of Virginia’s Darden School.

About Primus Guaranty, Ltd.

Primus Guaranty, Ltd., through its operating subsidiary, Primus Financial Products, LLC, offers protection against the risk of default on corporate and sovereign obligations. Primus Financial assumes these risks through the sale of credit swaps to dealers, banks and portfolio managers. As a swap counterparty, Primus Financial is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Another subsidiary of Primus Guaranty, Primus Asset Management, Inc., manages the credit swap portfolio of Primus Financial, and provides credit swap portfolio management services to third parties.

Safe Harbor Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.